American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2013 Financial Results

FFO per share increases 5% and 14% year-over-year for the three months and year ended December 31, 2013
Same-store cash NOI increases 4% and 6% year-over-year for the three months and year ended December 31, 2013

SAN DIEGO, California - 2/18/2014 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its fourth quarter and year-ended December 31, 2013.

Financial Results and Recent Developments

•	Funds From Operations increased 5% and 14% to $0.40 and $1.54 per diluted share for the three months and year ended December 31, 2013, respectively, compared to the same periods in 2012

•	Net income available to common stockholders of $4.7 million and $15.2 million for the three months and year ended December 31, 2013, respectively, or $0.11 and $0.38 per diluted share, respectively

•	Same-store cash NOI increased 4% and 6% for the three months and year ended December 31, 2013, respectively, compared to the same periods in 2012

•	Embassy Suites—Waikiki Beach WalkTM increased Revenue per Available Room by 7% and 11% for the three months and year ended December 31, 2013, respectively, compared to the same periods in 2012

•	Signed 44 retail and office leases for approximately 326,700 square feet

During the fourth quarter of 2013, the Company generated funds from operations (“FFO”) for common stockholders of $23.0 million, or $0.40 per diluted share, compared to $21.7 million, or $0.38 per diluted share, for the quarter ended December 31, 2012. For the year ended December 31, 2013, the Company generated FFO for common stockholders of $89.0 million, or $1.54 per diluted share, compared to $77.5 million, or $1.35 per diluted share, for the year ended December 31, 2012. The increase in FFO from the corresponding period in 2012 was largely due to additional operating income from our 2012 acquisitions, primarily City Center Bellevue and Geary Marketplace.

Net income attributable to common stockholders was $4.7 million, or $0.11 per basic and diluted share, for the three months ended December 31, 2013 compared to $28.6 million, or $0.73 per basic and diluted share, for the three months ended December 31, 2012. For the year ended December 31, 2013, net income attributable to common stockholders was $15.2 million, or $0.38 per basic and diluted share, compared to net income attributable to common stockholders of $34.9 million, or $0.90 per basic and diluted share, for the year ended December 31, 2012. The decrease in net income attributable to common stockholders was largely due to the sale of 160 King Street during the fourth quarter of 2012.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2013	September 30, 2013	December 31, 2012
Total Portfolio
Retail	97.0%	95.6%	97.0%
Office	89.8%	91.4%	93.3%
Multifamily	96.4%	96.7%	94.7%
Mixed-Use:
Retail	97.8%	97.9%	95.5%
Hotel	87.2%	88.7%	88.9%

Same-Store Portfolio
Retail	97.0%	95.5%	96.9%
Office	91.6%	96.9%	98.2%
Multifamily	96.4%	96.7%	94.7%
Mixed-Use:
Retail	97.8%	97.9%	95.5%
Hotel	87.2%	88.7%	88.9%

During the fourth quarter of 2013, the Company signed 44 leases for approximately 326,700 square feet of retail and office space, as well as 184 multifamily apartment leases. Renewals accounted for 71.4% of the comparable retail leases, 68.8% of the comparable office leases and 55.4% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the fourth quarter of 2013, our retail and office leasing spreads are shown below:

Q4 2013	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	14	79,000	—%	$36.61	$36.60	6.4%
Office	16	163,000	(0.4)%	$28.76	$28.89	12.3%

Multifamily
At December 31, 2013, the average monthly base rent per leased unit was $1,422 compared to an average monthly base rent per leased unit of $1,399 at December 31, 2012.

Same-Store Operating Income
For the three months and year ended December 31, 2013, same-store property operating income increased 3.7% and 6.4%, respectively, on a cash basis compared to the corresponding periods in 2012. For the three months and year ended December 31, 2013, same-store property operating income increased 0.5% and 4.3%, respectively, on a GAAP basis compared to the corresponding periods in 2012. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Cash Basis:
Retail	$17,301	$17,676	(2.1)%	$68,049	$65,270	4.3%
Office	9,967	8,867	12.4	25,430	24,250	4.9
Multifamily	2,587	2,418	7.0	10,208	8,938	14.2
Mixed-Use	4,837	4,491	7.7	21,908	19,572	11.9
	$34,692	$33,452	3.7%	$125,595	$118,030	6.4%

GAAP Basis:
Retail	$17,535	$17,827	(1.6)%	$68,311	$67,063	1.9%
Office	11,180	11,286	(0.9)	27,816	27,489	1.2
Multifamily	2,587	2,418	7.0	10,208	8,938	14.2
Mixed-Use	4,771	4,371	9.2	21,475	19,057	12.7
	$36,073	$35,902	0.5%	$127,810	$122,547	4.3%

(1)
Same-store portfolio excludes (i) 2012 acquisition of Geary Marketplace, (ii) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (iii) land held for development.

(2)
Same-store portfolio excludes (i) 2012 acquisitions of One Beach Street, City Center Bellevue and Geary Marketplace, (ii) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (iii) land held for development.

On a same-store basis, retail property operating income decreased for the three months ended December 31, 2013 compared to the three months ended December 31, 2012 primarily due to the expiration of the Ross Dress for Less lease at Lomas Santa Fe Plaza on January 31, 2013 and a lease amendment fee paid by a tenant at Rancho Carmel Plaza during the fourth quarter of 2012.

On a same-store basis, retail property operating income increased for the year ended December 31, 2013 compared to the corresponding period in 2012 primarily due to a decrease in property tax expense, substantially related to tax refunds received for Lomas Santa Fe Plaza and Alamo Quarry Market. The increase was also attributed to supplemental property taxes for fiscal year 2011 that were paid during 2012.

On a same-store basis, office property operating income increased for the three months ended December 31, 2013 compared to the three months ended December 31, 2012 due to the expiration of rent abatements for tenants at City Center Bellevue. The increase was offset by higher real estate taxes primarily related to higher tax assessments and a decrease in tenant tax exemptions during the three months ended December 31, 2013.

On a same-store basis, office property operating income increased for the year ended December 31, 2013 compared to the corresponding period in 2012 primarily due to the expiration of above-market leases at the Landmark at One Market. The increase was also attributed to supplemental property taxes for fiscal year 2011 that were paid during 2012.

On a same-store basis, multifamily property operating income increased for the three months and year ended December 31, 2013 compared to the corresponding periods in 2012 primarily due to an increase in average occupancy during 2013 and an increase in monthly base rent per leased unit.

On a same-store basis, mixed-use property operating income increased for the three months and year ended December 31, 2013 compared to the corresponding periods in 2012 primarily due to higher revenue per available room of $239 and $261, respectively, for the three months and year ended December 31, 2013 compared to $223 and $235, respectively, for the three months and year ended December 31, 2012.

Development
Our redevelopment efforts at Lloyd District Portfolio and Torrey Reserve Campus are ongoing. Both projects remain within budget and on schedule, with the newly completed building at Torrey Reserve Campus being ahead of schedule on leasing activity. Projected costs of the redevelopment at Lloyd District Portfolio are approximately $192 million, of which approximately $31 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in 2014 and 2015. Projected costs of the redevelopment at Torrey Reserve Campus are approximately $34 million, of which approximately $20 million has been incurred to date. We expect to incur the remaining costs for this project in 2014.

Our redevelopment and development opportunities are subject to market conditions and may not ultimately come to fruition.

Credit Facility
On January 9, 2014, we entered into an amended and restated credit agreement, which provides for aggregate, unsecured borrowing of $350 million, consisting of a revolving line of credit of $250 million and a term loan of $100 million. The revolver loan and term loan initially mature on January 9, 2018 and January 9, 2016, respectively, with extension options through January 9, 2019 that are exercisable by us subject to the satisfaction of certain conditions.

Concurrent with the closing of the amended and restated credit facility, we drew down on the entirety of the $100 million term loan and entered into an interest rate swap agreement that is intended to fix the interest rate associated with the term loan at approximately 3.08% through its maturity date and extension options, subject to adjustments based on our consolidated leverage ratio.

Balance Sheet and Liquidity
At December 31, 2013, the Company had gross real estate assets of $2.0 billion and liquidity of $178.3 million, comprised of cash and cash equivalents of $49.0 million and approximately $129.3 million of availability on its line of credit.

For the three months ended December 31, 2013, we issued 22,738 shares of common stock through the ATM equity program at a weighted average price per share of $32.25, resulting in net proceeds of $0.6 million. For the year ended December 31, 2013, we issued 741,452 shares of common stock through the ATM equity program at a weighted average price per share of $35.00, resulting in net proceeds of $24.9 million. As of December 31, 2013, we had the capacity to issue up to an additional $124.0 million in shares of common stock under our ATM equity program. Actual future sales will depend on a variety of factors including, but not limited to, market conditions, the trading price of our common stock and our capital needs. We have no obligation to sell the remaining shares available for sale under the ATM equity program.

Dividends
The Company declared dividends on its shares of common stock of $0.22 per share for the fourth quarter of 2013. The dividends were paid on December 27, 2013.

In addition, the Company has declared a dividend on its common stock of $0.22 per share for the quarter ending March 31, 2014. The dividend will be paid on March 28, 2014 to stockholders of record on March 14, 2014.

Guidance
The Company's guidance for full year 2014 FFO per diluted share is a range of $1.54 to $1.62 per share. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.
Conference Call
The Company will hold a conference call to discuss the results for the fourth quarter and year end 2013 on Wednesday, February 19, 2014 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-318-8615 and use the pass code 75494535. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, February 19, 2014 through Wednesday, February 26, 2014. To access the replay, dial 1-888-286-8010 and use the pass code 42861311. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's fourth quarter 2013 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2013	December 31, 2012
Assets
Real estate, at cost
Operating real estate	$1,919,015	$1,891,549
Construction in progress	67,389	32,183
Held for development	9,013	14,944
	1,995,417	1,938,676
Accumulated depreciation	(318,581)	(270,494)
Net real estate	1,676,836	1,668,182
Cash and cash equivalents	48,987	42,479
Restricted cash	9,124	7,421
Accounts receivable, net	7,295	6,440
Deferred rent receivables, net	32,531	29,395
Other assets, net	57,670	73,670
Total assets	$1,832,443	$1,827,587
Liabilities and equity
Liabilities:
Secured notes payable	$952,174	$1,044,682
Line of credit	93,000	—
Accounts payable and accrued expenses	37,063	29,509
Security deposits payable	5,163	4,856
Other liabilities and deferred credits	58,465	62,811
Total liabilities	1,145,865	1,141,858
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 40,512,563 and 39,664,212 shares issued and outstanding at December 31, 2013 and 2012, respectively	405	397
Additional paid-in capital	692,196	663,589
Accumulated dividends in excess of net income	(44,090)	(25,625)
Total American Assets Trust, Inc. stockholders' equity	648,511	638,361
Noncontrolling interests	38,067	47,368
Total equity	686,578	685,729
Total liabilities and equity	$1,832,443	$1,827,587

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:
Rental income	$61,425	$60,191	$242,757	$225,249
Other property income	3,220	2,929	12,300	10,217
Total revenue	64,645	63,120	255,057	235,466
Expenses:
Rental expenses	18,206	17,287	68,608	64,089
Real estate taxes	5,334	4,947	21,378	22,025
General and administrative	4,537	4,063	17,195	15,593
Depreciation and amortization	16,161	16,576	66,775	61,853
Total operating expenses	44,238	42,873	173,956	163,560
Operating income	20,407	20,247	81,101	71,906
Interest expense	(13,776)	(15,152)	(58,020)	(57,328)
Other income (expense), net	276	(273)	(487)	(629)
Income from continuing operations	6,907	4,822	22,594	13,949
Discontinued operations
Income from discontinued operations	—	279	—	932
Gain on sale of real estate property	—	36,720	—	36,720
Results from discontinued operations	—	36,999	—	37,652
Net income	6,907	41,821	22,594	51,601
Net income attributable to restricted shares	(139)	(133)	(536)	(529)
Net income attributable to unitholders in the Operating Partnership	(2,086)	(13,111)	(6,838)	(16,133)
Net income attributable to American Assets Trust, Inc. stockholders	$4,682	$28,577	$15,220	$34,939
Basic income from continuing operations attributable to common stockholders per share	$0.11	$0.08	$0.38	$0.24
Basic income from discontinued operations attributable to common stockholders per share	—	0.65	—	0.66
Basic income attributable to common stockholders per share	$0.11	$0.73	$0.38	$0.90
Weighted average shares of common stock outstanding - basic	39,836,104	38,952,816	39,539,457	38,736,113
Diluted income from continuing operations attributable to common stockholders per share	$0.11	$0.08	$0.38	$0.24
Diluted income from discontinued operations attributable to common stockholders per share	—	0.65	—	0.66
Diluted income attributable to common stockholders per share	$0.11	$0.73	$0.38	$0.90
Weighted average shares of common stock outstanding - diluted	57,788,365	57,054,425	57,515,810	57,053,909
Dividends declared per common share	$0.22	$0.21	$0.85	$0.84

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013
Funds From Operations (FFO)
Net income	$6,907	$22,594
Depreciation and amortization of real estate assets	16,161	66,775
FFO, as defined by NAREIT	$23,068	$89,369
Less: Nonforfeitable dividends on incentive stock awards	(92)	(357)
FFO attributable to common stock and units	$22,976	$89,012
FFO per diluted share/unit	$0.40	$1.54
Weighted average number of common shares and units, diluted	57,998,249	57,726,012

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607